               BROADVIEW MEDIA, INC. REPORTS FIRST QUARTER RESULTS

Press Release
CONTACT: Ken Ritterspach, President of Broadview Media, Inc.     Minneapolis, MN
Email:kenr@broadviewmedia.com                                    952-835-4455

July 18, 2003

Broadview Media, Inc. (OTC Bulletin Board BDVM) announced its first quarter results for the three months ended June 30, 2003. Revenues of $886,752 compared to $1,514,888 for the same period a year ago. The Company reported a net loss of $304,644 in the first quarter compared with a loss of $51,782 in last year's first quarter.

Ken Ritterspach, President commented, "This continues to be a challenging market for revenues in all three of our established Business Groups. However, we are optimistic about new opportunities from our evolving relationship with the Minnesota School of Business/Globe College: supporting its Center for Professional Development, expanding the Education component at Broadview, and collaborating on video education and certifications. This week we began production of the first series of television commercials for MSB/GC, and we look forward to additional opportunities later in our fiscal year."

Broadview Media is a full-service media production company that creates and produces television programs; develops educational technology products; and provides media-based business communications solutions. The Company has its own production facilities in Chicago and Minneapolis. The Company's trading symbol is BDVM. Visit us at: www.BroadviewMedia.com.


                                                                Three Months Ended June 30,

                                                               2003                      2002
                                                               ----                      ----

Revenues                                                   $   886,752                $ 1,514,888

Cost of products and services sold                             802,835                  1,118,888
                                                           --------------------------------------

Gross profit                                                    83,917                    396,000

Selling, general and administrative expenses                   379,940                    433,031
                                                           --------------------------------------

Operating loss                                                (296,023)                   (37,031)

Other Expense                                                   (8,621)                   (14,751)
                                                           --------------------------------------

Net loss                                                      (304,644)                   (51,782)
                                                           --------------------------------------


Basic and Diluted Loss Per Share                           $      (.14)               $      (.04)
                                                           ======================================





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